PRESS RELEASE

                                                Dataram Contact:
                                                Mark Maddocks
                                                Vice President-Finance, CFO
                                                609-799-0071
                                                info@dataram.com


              DATARAM APPOINTS JOHN H. FREEMAN AS PRESIDENT AND CEO

PRINCETON, N.J. May 12, 2008 ? Dataram Corporation (NASDAQ: DRAM) today announced the appointment of John H. Freeman to the positions of President and Chief Executive Officer. Mr. Freeman has been an Independent Director of the Company since 2005.

Mr. Freeman succeeds Robert V. Tarantino. Mr. Tarantino has been with Dataram since 1970 and has served as President and CEO since 1986.
Commenting on the appointment, Mr. Roger C. Cady, a Director of Dataram and a principal of Arcadia Associates said, "John brings executive leadership, enthusiasm, and vision to Dataram. He will help to maintain our current business in this fast changing technological environment, as well as drive the Company into new growth markets." He continued, "The Board thanks Bob Tarantino for his many years of service and wishes him well."

Mr. Freeman said, "Dataram is a leader in the design and manufacture of high performance memory. It has produced the highest quality and performance products for over 40 years. I am excited and privileged to be appointed President and CEO. My mission is to continue our history of manufacturing excellence and client focus while bringing innovation and growth to our business."

Mr. Freeman joined Dataram's Board of Directors in November 2005. Most recently he held the position of Chief Operating Officer at Taratec, a technology and consulting services company located in Bridgewater, N.J.
Prior to that and for a period of 30 years, Mr. Freeman was an executive with IBM holding various positions in worldwide sales, marketing and operations. Mr. Freeman holds a BA degree from Syracuse University and a MS degree from Pennsylvania State University.

ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 40 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.